Exhibit 99.4

EXECUTIVE COMMITTEE CHARTER

Adopted May 14, 2007

1.	Membership

The board of directors (the “Board”) of Tully’s Coffee Corporation will appoint from among its members an Executive Committee (the “Committee”) and will designate one such member to serve as the chairman of the Committee. The Committee will consist of at least two members.

2.	Purpose

The primary purpose of the Committee is to assist the Board in fulfilling in its oversight responsibilities and other duties by reviewing matters requiring Board action and acting on behalf of, and with the authority of, the full Board when Board action is necessary or advisable but a timely meeting of the entire Board is not reasonably practicable.

3.	Authority, Duties and Responsibilities

3.1	The Committee will meet as often as it deems necessary to fulfill its duties under this charter. The Committee will provide copies of the minutes of each of its meetings to the Board and will additionally make regular reports to the Board.

3.2	The Committee has the authority to exercise the power and authority of the entire Board between meetings of the Board, to the extent permitted by law and the Company’s articles of incorporation, bylaws, corporate governance guidelines and otherwise by this charter. All actions taken by the Committee in reliance on the authority provided by this provision shall be reported to the full Board at its next meeting.

3.3	The Committee has authority to obtain advice and assistance from internal or external legal, accounting or other advisers as necessary or advisable to assist in the performance of its duties.

3.4	The Committee may form and delegate authority to a subcommittee if authorized by the Board of Directors to do so on a given matter or issue.

3.5	The Committee will conduct an annual evaluation of the Committee’s performance against the requirements of this Charter, applicable law and Nasdaq listing standards. If appropriate, the Committee shall recommend to the Board proposed changes to this Charter.

This Charter is intended to provide a set of flexible guidelines for the effective functioning of the Committee. The Committee may modify or amend this Charter and the authority and responsibilities of the Committee set forth herein at any time.

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